UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

         INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                                (Amendment No. 1)


                               Object Design, Inc.
                   -------------------------------------------
                                (Name of Issuer)



                          Common Stock, $.001 par value
                   -------------------------------------------
                         (Title of Class of Securities)



                                   0006744161
                            ------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 18 pages

-------------------------                           ---------------------------
|CUSIP NO. 0006744161   |           13G            |   Page  2  of  18  Pages |
|          ----------   |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |  Vista III, L.P.                                                    |
|        |  06-1172794                                                         |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |  N/A                                                                |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  -0- shares                                       |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  2,832,691 shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  -0- shares                                       |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  2,832,691 shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  2,832,691 shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  9.67%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 18 pages

-------------------------                           ---------------------------
|CUSIP NO. 0006744161   |           13G            |   Page  3  of  18  Pages |
|          ----------   |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |  Vista III Partners, L.P.                                           |
|        |  06-1172793                                                         |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |  N/A                                                                |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  -0- shares                                       |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  2,832,691 shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  -0- shares                                       |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  2,832,691 shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  2,832,691 shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  9.67%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 18 pages

-------------------------                           ---------------------------
|CUSIP NO. 0006744161   |           13G            |   Page  4  of  18  Pages |
|          ----------   |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |  Philips Venture Fund I, L.P.                                       |
|        |  06-1240701                                                         |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |  N/A                                                                |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  -0- shares                                       |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  2,832,691 shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  -0- shares                                       |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  2,832,691 shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  2,832,691 shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  9.67%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 18 pages

-------------------------                           ---------------------------
|CUSIP NO. 0006744161   |           13G            |   Page  5  of  18  Pages |
|          ----------   |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |  Vista Ventures Partners II, L.P.                                   |
|        |  06-1240703                                                         |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |  N/A                                                                |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  -0- shares                                       |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  2,832,691 shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  -0- shares                                       |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  2,832,691 shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  2,832,691 shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  9.67%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 18 pages

-------------------------                           ---------------------------
|CUSIP NO. 0006744161   |           13G            |   Page  6  of  18  Pages |
|          ----------   |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |  Gerald B. Bay                                                      |
|        |  ###-##-####                                                        |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |  N/A                                                                |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  -208,657- shares                                 |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  2,832,691 shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  -208,657- shares                                 |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  2,832,691 shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  3,041,348 shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  10.38%                                                             |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  IN                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 18 pages

-------------------------                           ---------------------------
|CUSIP NO. 0006744161   |           13G            |   Page  7  of  18  Pages |
|          ----------   |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |  Edwin Snape                                                        |
|        |  ###-##-####                                                        |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |  N/A                                                                |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  -0- shares                                       |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  2,832,691 shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  -0- shares                                       |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  2,832,691 shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  2,832,691 shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  9.67%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  IN                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 18 pages

-------------------------                           ---------------------------
|CUSIP NO. 0006744161   |           13G            |   Page  8  of  18  Pages |
|          ----------   |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |  John F. Tomlin                                                     |
|        |  ###-##-####                                                        |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |  N/A                                                                |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  -0- shares                                       |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  2,832,691 shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  -0- shares                                       |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  2,832,691 shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  2,832,691 shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  9.67%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  IN                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 18 pages

                                  Schedule 13G
                                  ------------

Item 1(a).        Name of Issuer: Object Design, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices: 25 Mall Road, Burlington, MA 01803-4194.

Item 2(a). Names of Persons Filing: Vista III, L.P. ("Vista III"), Vista III Partners, L.P., the sole general partner of Vista III ("Vista III Partners"), Philips Venture Fund I, L.P. ("Philips Venture Fund"), Vista Ventures Partners II, the sole general partner of Philips Venture Fund ("Vista Ventures Partners"), Gerald B. Bay, Edwin Snape and John F. Tomlin, the general partners of Vista III Partners and Vista Ventures Partners ("Investing General Partners") and Robert P. Cummins, a former general partner of Vista III Partners and Vista Ventures Partners.

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  The address of the principal business office of Vista III, Vista III Partners, Philips Venture Fund, Vista Ventures Partners, and the Investing General Partners is The Vista Group, c/o Palmeri Fund Administrators, Inc., 700 Godwin Avenue, Suite 110, Midland Park, NJ 07432.

Item 2(c). Citizenship: Each of Vista III, Vista III Partners, Philips Venture Fund, and Vista Ventures Partners is a limited partnership organized under the laws of the State of Delaware. The Investing General Partners are each citizens of the United States.

Item 2(d). Title of Class of Securities: Common Stock, $.001 par value, (the "Common Stock").

Item 2(e).        CUSIP Number: 0006744161

Item 3.           If this statement is filed pursuant to Rules 13d-1(b), or
                  ---------------------------------------------------------
                  13d-2(b), check whether the person filing is a:
                  ----------------------------------------------

                  (a) [ ] Broker or Dealer registered under Section 15 of the
                          Securities Exchange Act of 1934 (the "Act").

                  (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

                  (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

                  (d) [ ] Investment Company registered under Section 8 of the
                          Investment Company Act of 1940.

                  (e) [ ] Investment Adviser registered under Section 203 of the
                          Investment Advisers Act of 1940.

                  (f) [ ] Employee Benefit Plan, Pension Fund
                          which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule
                          13d-1(b)(1)(ii)(F) of the Act.

                  (g) [ ] Parent Holding Company, in accordance with Rule
                          13d-1(b)(ii)(G) of the Act.



                               Page 9 of 18 pages

                  (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the Act.

                  Not Applicable.

Item 4.           Ownership.
                  ---------

         (a)      Amount Beneficially Owned:

                  Vista III is the record owner of 2,275,072 shares (the "Vista Shares") of Common Stock as of December 31, 1997. Vista III has the power to vote or direct the disposition of all of the Vista Shares. Such power is exercised through Vista III Partners, as the sole general partner of Vista III. As general partner of Vista III, Vista III Partners may be deemed to beneficially own the Vista Shares. The Investing General Partners have the power over all the voting and investment decisions of Vista III Partners and, as such, the Investing General Partners may be deemed to share beneficial ownership of the Vista Shares.

                  Philips Venture Fund is the record owner of 557,619 shares (the "Philips Shares") of Common Stock as of December 31, 1997. Philips Venture Fund has the power to vote or direct the disposition of all of the Philips Shares. Such power is exercised through Vista Ventures Partners as the sole general partner of Philips Venture Fund. As the general partner of Philips Venture Fund, Vista Ventures Partners may be deemed to beneficially own the Philips Shares. The Investing General Partners have the power over all the voting and investment decisions of Vista Ventures Partners and, as such, may be deemed to share beneficial ownership of the Philips Shares.

                  Given the affiliate relationships among Vista III, Vista III Partners, Philips Venture Fund, Vista Ventures Partners, and the Investing General Partners (individually an "Entity" and collectively the "Entities"), as of December 31, 1997, each Entity may be deemed to beneficially own both the Vista Shares and the Philips Shares. Hence, each Entity may be deemed to beneficially own 2,832,691 shares of Common Stock.

                  In addition to the Vista Shares and the Philips Shares, Gerald
                  B. Bay may be deemed to individually beneficially own an additional 208,657 shares of Common Stock.

                  However, Vista III Partners, Vista Ventures Partners and the Investing General Partners expressly disclaim beneficial ownership of all of the Vista Shares and the Philips Shares. Vista III expressly disclaims beneficial ownership of the Philips Shares and Philips Venture Fund expressly disclaims beneficial ownership of the Vista Shares.

         (b)      Percent of Class:

                  Each of Vista III, Vista III Partners, Philips Venture Fund, Vista Ventures Partners and the Investing General Partners (with the exception of Gerald B. Bay) may be deemed to own beneficially 9.67% of the Issuer's Outstanding Common Stock. Gerald B. Bay may be deemed to own beneficially 10.38% of the Issuer's Outstanding Common Stock. The foregoing percentages are based on the 29,289,000 shares of Common Stock reported outstanding as of December 31, 1997, as confirmed by the Issuer's Chief Financial Officer.



                               Page 10 of 18 pages

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:

                           Each of Vista III, Vista III Partners, Philips Venture Fund, Vista Ventures Partners and the Investing General Partners (with the exception of Gerald B. Bay) has the sole power to vote or to direct the vote of -0-shares. Gerald B. Bay has the sole power to vote or to direct the vote of -208,657-shares.

                  (ii)     shared power to vote or to direct the vote:

                           Each of Vista III, Vista III Partners, Philips Venture Fund, Vista Ventures Partners and the Investing General Partners has the shared power to vote or to direct the vote of 2,832,691 shares.

                  (iii)    sole power to dispose or direct the disposition of:

                           Each of Vista III, Vista III Partners, Philips Venture Fund, Vista Ventures Partners and the Investing General Partners (with the exception of Gerald B. Bay) has the sole power to dispose or to direct the dispositions of -0- shares for each reporting person. Gerald B. Bay has the sole power to dispose or to direct the disposition of -208,657-shares.

                  (iv)     shared power to dispose or direct the disposition of:

                           Each of Vista III, Vista III Partners, Philips Venture Fund, Vista Ventures Partners and the Investing General Partners has the shared power to dispose or to direct the disposition of 2,832,691 shares.

                           However, Vista III Partners, Vista Ventures Partners and the Investing General Partners expressly disclaim beneficial ownership of all of the Vista Shares and the Philips Shares. Vista III expressly disclaims beneficial ownership of the Philips Shares and Philips Venture Fund expressly disclaims beneficial ownership of the Vista Shares.


Item 5.           Ownership of Five Percent or Less of a Class.
                  --------------------------------------------

                  Robert P. Cummins has ceased to be a beneficial owner of five percent of the outstanding stock of Object Design, Inc.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  --------------------------------------------------------
                  Person.
                  ------

                  Not Applicable.

Item 7.           Identification and Classification of the Subsidiary Which
                  ---------------------------------------------------------
                  Acquired the Security Being Reported on by the Parent Holding
                  -------------------------------------------------------------
                  Company.
                  -------

                  Not Applicable.


                               Page 11 of 18 pages

Item 8.           Identification and Classification of Members of the Group.
                  ---------------------------------------------------------

                  Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.           Notice of Dissolution of Group.
                  ------------------------------

                  Not Applicable.

Item 10.          Certification.
                  -------------

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).




                               Page 12 of 18 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Date:  February 13th, 1998

Vista III, L.P.                       Philips Venture Fund I, L.P.

 By:  Vista III Partners, L.P.         By: Vista Ventures Partners II, L.P.

By:                      *                By:                   *
    -------------------------------            ---------------------------------
    General Partner                            General Partner

Vista III Partners, L.P.              Vista Ventures Partners II, L.P.

 By:                    *                 By:                   *
    -------------------------------            ---------------------------------
    General Partner                            General Partner

                         *
    -------------------------------
    Gerald B. Bay

                         *
    -------------------------------
    Edwin Snape

                         *
    -------------------------------
    John F. Tomlin

    /s/Robert P. Cummins
    -------------------------------
    Robert P. Cummins

* The undersigned attorney-in-fact, by signing his name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 2 and Exhibit 3.


    /s/ Frank Palmeri
    -----------------------------
    Frank Palmeri
    Attorney-in-fact


                               Page 13 of 18 pages

                                                                       Exhibit 1
                                                                       ---------
                                    AGREEMENT

        Pursuant to Rule 23d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Object Design, Inc.

This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

EXECUTED this 13th day of February, 1998.

Vista III, L.P.                       Philips Venture Fund I, L.P.

 By:  Vista III Partners, L.P.         By: Vista Ventures Partners II, L.P.

By:                      *               By:                   *
    -------------------------------            ---------------------------------
    General Partner                            General Partner

Vista III Partners, L.P.              Vista Ventures Partners II, L.P.

 By:                    *                By:                   *
    -------------------------------            ---------------------------------
    General Partner                            General Partner

                         *
    -------------------------------
    Gerald B. Bay

                         *
    -------------------------------
    Edwin Snape

                         *
    -------------------------------
    John F. Tomlin

    /s/Robert P. Cummins
    -------------------------------
    Robert P. Cummins

* The undersigned attorney-in-fact, by signing his name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 2 and Exhibit 3.


    /s/ Frank Palmeri
    -----------------------------
    Frank Palmeri
    Attorney-in-fact

                               Page 14 of 18 pages

                                                                       Exhibit 2
                                                                       ---------
                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Frank Palmeri of Palmeri Fund Administrators his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Vista II, L.P., Vista Partners, L.P., Vista III, L.P., or Vista III Partners, L.P. pursuant to Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.





                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]




                               Page 15 of 18 pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 13th day of February, 1996.



VISTA II, L.P.

By: Vista Partners, L.P.

By: /s/ Gerald B. Bay
    ---------------------------------
    Gerald B. Bay
    General Partner


VISTA PARTNERS, L.P.

By: /s/ Gerald B. Bay
    ---------------------------------
    Gerald B. Bay
    General Partner

VISTA III, L.P.

By: Vista III Partners, L.P.

By: /s/ Gerald B. Bay
    ---------------------------------
    Gerald B. Bay
    General Partner


VISTA III PARTNERS, L.P.

By: /s/ Gerald B. Bay
    ---------------------------------
    Gerald B. Bay
    General Partner


/s/ Edwin Snape
---------------------------------
Edwin Snape


/s/ Gerald B. Bay
---------------------------------
Gerald B. Bay


/s/ John F. Tomlin
---------------------------------
John F. Tomlin


                               Page 16 of 18 pages

                                                                       Exhibit 3
                                                                       ---------
                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Frank Palmeri of Palmeri Fund Administrators his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of each or any of Philips Venture Fund I, L.P. or Vista Ventures Partners II, L.P. pursuant to Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.





                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


                               Page 17 of 18 pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 6th day of February, 1997.


PHILIPS VENTURE FUND I, L.P.

By: /s/ John F. Tomlin
    -----------------------------------
    John F. Tomlin
    General Partner


VISTA VENTURES PARTNERS II, L.P.

By: /s/ John F. Tomlin
    -----------------------------------
    John F. Tomlin
    General Partner



                               Page 18 of 18 pages